Exhibit 99.4

Employee FAQ

What was announced?

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Chiesi Group (“Chiesi”) and KalVista have entered into an agreement under which Chiesi has agreed to acquire KalVista for $27.00 per share in cash, representing a total value of approximately $1.9 billion.

•	Upon completion of the transaction, which is expected in the third quarter of 2026, Chiesi will assume responsibility for EKTERLY® (sebetralstat).

Who is Chiesi Group? Why are they the right company to own KalVista?

•	Chiesi Group is a privately-held, global biopharmaceutical company based in Italy.
•	For over 90 years, they have focused on science-led innovation in respiratory health, rare diseases, and specialty care.
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At Chiesi Group rare disease programs are spearheaded by Chiesi Global Rare Diseases, the Group’s dedicated business unit focused on research, development and commercialization of therapies for rare and ultra rare conditions established in 2020. They are committed to engaging patients early and listening to their experiences.

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This transaction combines KalVista’s expertise in hereditary angioedema and the strong commercial foundation established with EKTERLY with Chiesi’s global infrastructure, commercial capabilities, and long-term commitment to rare diseases.

•	We believe this transaction will expand access to EKTERLY, accelerate growth, and provide a greater benefit for patients than KalVista could achieve independently.

What does this mean for employees?

•	This announcement is only the first step in the process to bring our companies together.
•	We expect the transaction to close in the third quarter of 2026, subject to the satisfaction of customary closing conditions.
•	Until then, KalVista and Chiesi will remain separate, independent companies, and our operations will not change.
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The vast majority of our work – including getting EKTERLY to patients, clinical trial operations, and engaging with regulatory agencies and health care providers – will continue as usual. People living with HAE are counting on us.

What are Chiesi’s plans for integrating the two companies? When will that begin? Will there be changes to KalVista’s employee base? Job reductions?

•	This announcement is only the first step.
•	Over the coming weeks, dedicated teams from KalVista and Chiesi will begin planning how best to bring our companies together.
•	We will provide more information as decisions are made.
•	Our highest priorities in this process are to maintain our momentum, continue to bring EKTERLY to people living with HAE, and support our employees.

What will happen to the KalVista name?

•	There are currently no plans to change the KalVista name.

What will happen to the EKTERLY brand name?

•	We do not expect changes to the EKTERLY brand name as a result of this transaction.

How do the two companies’ cultures compare?

•	There are a lot of similarities in our mission and values. Like KalVista, Chiesi is a company that has been dedicated to transforming care for patients with rare diseases since its founding.

Will there be changes to compensation or benefits programs for KalVista employees as a result?

•	We do not anticipate any changes to your compensation or KalVista benefits at this time.
•	There are many details to be worked out in terms of how to bring our companies together. Information on compensation and benefits matters will be communicated to employees in the coming weeks.

Should employees expect changes to KalVista’s operating locations, facilities?

•	No decisions have been made about specific sites. We will share more information as soon as we have it.

Can employees buy and sell stock between now and close?

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Until close, KalVista stock will continue to trade on the NASDAQ just as it does today, and employees can continue to make investment and trading decisions subject to our existing policies and regulations, including our insider trading policy and any blackout dates.

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If you are involved in integration planning, have access to material non-public information or otherwise have questions about whether you can trade under applicable securities laws or our insider trading policy, please contact Brian Krex (bkrex@kalvista.com) or Joshua Dilk (jdilk@kalvista.com) in legal.

What happens to stock options employees were granted as part of their equity compensation?

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All outstanding options (vested or unvested) will be cancelled and cashed out in connection with the closing, provided that the strike price of the applicable option is lower than the per share transaction price of $27.00.

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The cash payment for each outstanding option will be calculated by deducting the strike price from per share the transaction price of $27.00. The value will be paid to employees via payroll (less applicable taxes and authorized deductions).

•	Any options with strike prices equal to or above the closing price will be canceled for no value.

What happens to restricted stock units (RSUs)?

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At the closing, all outstanding RSUs will be deemed fully vested and will be canceled and cashed out at closing at the per share transaction price of $27.00 which will be paid to employees via payroll (less applicable taxes and authorized deductions).

What happens to any shares I have from vested equity awards?

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At the closing, all issued and outstanding KalVista shares will be cashed out at the per share transaction price of $27.00. Please contact the broker that holds your shares (e.g. E*TRADE) for specific questions around payment mechanics in connection with the closing.

Will title or job duties change after close? Will there be changes in reporting relationships as a result?

•	We expect decisions on titles and job duties after closing to be made as part of the integration planning process with Chiesi.
•	We will provide more information as decisions are made.

Will employees be eligible for severance if they experience a termination of employment following the closing?

•	Details regarding employee severance protections will be provided in the coming weeks.

Will KalVista move forward with hiring plans?

•	Most hiring will be paused with the exception of certain roles.
•	The HR team will be in contact regarding status of open roles.

If I have annual leave booked, do I need to cancel it? If I have planned medical leave, do I need to cancel it?

•	No, you should keep your current plans, as long as they have been approved by your manager.

I have business travel planned; does anything change?

•	It’s business as usual until closing.

How does this transaction impact how we communicate at KalVista?

•	As a public company, we are subject to SEC regulations that govern what and how information can be shared, so it’s important that we remain thoughtful and consistent in all external communications.
•	Unless you are instructed otherwise, you may only share details about the transaction that have been publicly disclosed by KalVista.

Can employees engage on social media about the news?

•	All employees: Please do not create your own posts about the news, or engage with or share third-party posts regarding the acquisition.
•	U.S. employees: You can “Like” and/or “Repost”—without comment—the KalVista LinkedIn post regarding the acquisition.
•	Employees outside the U.S.: You cannot “Like,” “Comment” or “Repost” the KalVista social media posts regarding the acquisition.

What do employees do if contacted by the press, financial analysts/investors or other external parties?

•	Please do not comment or respond directly to any external inquiries.
•	Media inquiries: Forward to Molly Cameron (mcameron@kalvista.com)
•	Financial analysts or investors: Forward to Ryan Baker (rbaker@kalvista.com)
•	Other external stakeholders: Forward to Jennifer Snyder (jsnyder@kalvista.com)

What about key relationships, including advocacy, KOLs, commercial partners, etc., have they been contacted?

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Members of the ELT have conducted coordinated outreach to key contacts as a courtesy. At this time, please continue engaging with external partners as you normally would—business as usual until the transaction closes.

Additional Information and Where to Find It

The tender offer (the “Offer”) for the outstanding shares of common stock (the “Shares”) of KalVista Pharmaceuticals, Inc., a Delaware corporation (the “Company”), described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of the Company, nor is it a substitute for the Offer materials that the Company, Chiesi Farmaceutici S.p.A., an Italian società per azioni (“Parent”) and Skyline Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), will file with the U.S. Securities and Exchange Commission (the “SEC”). A solicitation and offer to buy outstanding Shares of the Company will only be made pursuant to the Offer materials that Parent and Purchaser intend to file with the SEC. At the time the Offer is commenced, Parent and Purchaser will file Offer materials on Schedule TO with the SEC, and the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the Offer. THE OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS AND THE PARTIES THERETO. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AND EACH AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND STOCKHOLDERS OF THE COMPANY SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES IN THE OFFER. Free copies of these materials and certain other offering documents will be made available by the Company under the “Investors & News” section of the Company’s website at https://www.kalvista.com/ or by directing requests for such materials to the information agent for the Offer, which will be named in the tender offer materials. The information contained in, or that can be accessed through, the Company’s website is not a part of, or incorporated by reference into, this communication. The Offer materials (including the Offer to Purchase, the related Letter of Transmittal and certain other Offer documents), as well as the Solicitation/Recommendation Statement on Schedule 14D-9, will also be made available for free on the SEC’s website at www.sec.gov.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other Offer documents, as well as the Solicitation/Recommendation Statement on Schedule 14D-9, the Company files annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read any reports, statements, or other information filed by Parent and the Company with the SEC for free on the SEC’s website at www.sec.gov.

Forward Looking Statements

This communication contains forward-looking statements related to the Company, Parent, the Offer, the merger of Purchaser with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”), the Agreement and Plan of Merger, dated April 29, 2026, by and among Parent, Purchaser, the Company and KalVista Pharmaceuticals Limited, a private limited company organized under the laws of England and Wales (the “Merger Agreement”), and the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”) that involve substantial risks and uncertainties.  Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “target,” “seek,” “believe,” “project,” “estimate,” “expect,” “position,” “strategy,” “future,” “likely,” “may,” “should,” “will” or the negative of these terms or similar references to future periods, although not all forward-looking statements contain these words. In this communication, forward-looking statements include statements about the parties’ ability to satisfy the conditions to the consummation of the Offer and the other conditions to the consummation of the Transactions; filings and approvals relating to the Transactions, statements regarding the expected timetable for completing the Transactions; statements regarding plans, objectives, expectations and intentions; the financial condition, results of operations and business of the Company and Parent; and post-closing operations and the outlook for the parties’ businesses, including, without limitation, the ability to commercialize current and future product candidates (including further commercialization of EKTERLY®). Forward-looking statements are subject to certain risks, uncertainties or other factors that are difficult to predict, and could cause actual events or results to differ materially from those currently indicated in any such statements due to a number of risks and uncertainties. Those risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include, among other things: uncertainties as to the timing of the Offer and the Merger; uncertainties as to how many of the Company’s stockholders will tender their Shares in the Offer and the possibility that the acquisition does not close; the possibility that competing offers will be made; the possibility that various closing conditions for the Transactions may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Transactions; the effects of the Transactions on relationships with employees, other business partners or governmental entities; the difficulty of predicting the timing or outcome of U.S. Food and Drug Administration approvals or actions, if any; the impact of competitive products and pricing; the risk that, if the Transactions are consummated, the businesses will not be integrated successfully and that Parent may not realize the potential benefits of the Transactions; other business effects, including the effects of industry, economic or political conditions outside of the companies’ control; transaction costs; actual or contingent liabilities; the success of the Company’s efforts to commercialize EKTERLY, including revenues from sales of EKTERLY; the Company’s ability to successfully obtain additional foreign regulatory approvals for sebetralstat; the Company’s expectations about the safety and efficacy of sebetralstat and the Company’s other product candidates; the timing of clinical trials and their results, the Company’s ability to commence clinical studies or complete ongoing clinical studies, including the Company’s KONFIDENT-S and KONFIDENT-KID trials, and the ability of EKTERLY to treat HAE; the timing of regulatory filings and product launches; the Company’s plans for international expansion; expectations regarding market adoption and utilization trends; and the Company’s ability to establish and maintain strategic partnerships.

Further information on potential risk factors that could affect the Company’s business and financial results are detailed in the Company’s filings with the SEC, including in the Company’s transition report on Form 10-KT for the transition period from May 1, 2025 to December 31, 2025, the Company’s quarterly reports on Form 10-Q, current reports on Form 8-K, as well as the Schedule 14D-9 to be filed by the Company and the Schedule TO and related tender offer documents to be filed by Parent and Purchaser. You should not place undue reliance on these statements. All forward-looking statements are based on information currently available to the Company and Parent, and the Company and Parent disclaim any obligation to update the information contained in this communication as new information becomes available.